EXHIBIT 99


CNF
3240 HILLVIEW AVENUE, PALO ALTO, CA 94304-1297
(650) 494-2900

NEWS RELEASE





                                                           Contacts:

                                       Investors - Patrick Fossenier
                                                      (650) 813-5353

                                              Media -- Nancy Colvert
                                                      (650) 813-5336


             CNF INC.  DOUBLES SECOND-QUARTER NET INCOME

PALO ALTO, Calif. - July 20, 2004 -- CNF Inc. (NYSE:CNF) today reported second-quarter net income for common shareholders of $35.5 million, or 64 cents per diluted share, more than double the $16.3 million, or 31 cents per diluted share, reported in the second quarter of 2003.

     Second-quarter operating income was $73.4 million, up 97 percent from $37.3 million for the 2003 second quarter. Revenue for the second quarter of 2004 was $1.44 billion, an increase of 17 percent from $1.24 billion in second-quarter 2003.

     For the first six months of 2004, net income for common shareholders was $59.9 million, or $1.09 per diluted share, a gain of 86 percent from $32.2 million, or 61 cents per diluted share, in the first six months of 2003. The first quarter of 2003 included an after-tax net gain of $4.4 million (8 cents per diluted share) from a payment under the Air Transportation Safety and System Stabilization Act.

     Operating income for the first six months of 2004 was $126.1 million, up 61 percent from $78.4 million in the same period a year ago, which included the Stabilization Act payment. Revenue for the first six months of 2004 was $2.79 billion, an increase of 14 percent from $2.44 billion in the first half of 2003.

     "The second quarter of 2004 was an outstanding quarter for CNF, driven by one of Con-Way's strongest quarters ever, as the company benefited from the strength of the U.S. economy and the continued consolidation of the LTL industry," said Keith Kennedy, CNF chairman and interim chief executive officer.

          "Menlo Worldwide Forwarding made a substantial improvement in its results, reducing its operating loss to $2.4 million, a reduction of $11.5 million when compared to last year's second quarter. This improvement came from higher business levels worldwide and continued cost reductions."

     CNF's effective tax rate in the second quarter of 2004 was 39 percent. During the quarter, the company issued $300 million of 30-year debt and retired $128.9 million of convertible subordinated debentures.


Con-Way Transportation Services

For the second quarter of 2004, Con-Way Transportation Services reported:
     - record operating income of $67.1 million, up 54 percent from $43.6 million in the year-ago period,
     - revenue of $657.5 million, an increase of 21 percent from $541.4 million in the second quarter of 2003,
     - regional-carrier tonnage per day was up 16 percent from the prior-year period,
     -    the regional carrier group achieved an operating ratio of 88.8.

     On July 16, a federal appeals court in Washington, D.C. overturned the government's new, so-called "hours of service" regulations that govern the number of hours truck drivers work in a day. "The hours of service issue has been ongoing for several years and this latest development will have a minimal effect on Con-Way's operations," said Gerald L. Detter, president and chief executive officer of Con-Way Transportation Services.


Menlo Worldwide

For the second quarter of 2004, Menlo Worldwide reported:
     - operating income of $7.2 million compared with an operating loss of $3.9 million in the year-ago period,
     - revenue of $783.2 million, up 13 percent from $695.4 million in the second quarter of 2003.
For the second quarter of 2004, Menlo Worldwide Forwarding reported:
     - an operating loss of $2.4 million compared with an operating loss of $13.8 million in the year-ago period,
     - revenue of $517.4 million, up 17 percent from $442.4 million a year ago,
     - international air freight revenue per day grew 23 percent from the prior-year period on a 21 percent increase in tonnage per day,
     - North American air freight revenue per day rose 7 percent on a 7 percent increase in tonnage per day.

For the second quarter of 2004, Menlo Worldwide Logistics reported:
     - operating income of $6.5 million, up 4 percent from $6.3 million a year ago,
     - revenue of $265.9 million, an increase of 5 percent from $253.0 million in the prior-year period.

For the second quarter of 2004, activities at Menlo Worldwide Other, which consists of the results of Vector SCM, generated a profit of $3.0 million compared with $3.6 million in the second quarter of 2003. Vector's results depend on GM's volumes and cost reduction targets.

Other

CNF's "Other" operations, which include the results of Road Systems and corporate activities, reported an operating loss of $0.9 million compared with an operating loss of $2.3 million in the second quarter of 2003, which included a $1.1 million loss on the sale of a property.

Outlook

Third-quarter diluted earnings per share from continuing operations are expected to be between 71 cents and 81 cents.

CNF's tax rate is expected to be 39 percent in the third quarter.

Conference Call

CNF will host a conference call for shareholders and the investment community to discuss second-quarter results at 11:00 a.m. Eastern Daylight Time (8:00 a.m. Pacific Daylight Time) on Wednesday, July
21. The call can be accessed by dialing (888) 428-4480 or (651) 291-5254 (for international callers only) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live web cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at
(800) 475-6701 or (320) 365-3844 (for international callers) using access code 734087. The replay will also be available for one week on demand at the web sites providing access to the live call.

     Investors may obtain additional operating data from CNF's
Consolidated Financial Summaries, which will be posted on the investor relations section of the CNF web site at www.cnf.com later today.

     CNF (NYSE:CNF) is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

                             #    #    #

Forward-Looking Statements

Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2003 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.



                                      CNF INC.
                          STATEMENTS OF CONSOLIDATED INCOME
                     (Dollars in thousands except per share amounts)

                                Three Months Ended       Six Months Ended
                                     June 30,                June 30,
                          ------------------------  ------------------------
                             2004          2003         2004        2003
                          -----------  -----------  -----------  -----------


REVENUES                  $1,441,726   $1,236,905   $2,790,131   $2,443,146

Costs and Expenses
  Operating expenses       1,207,450    1,042,036    2,345,954    2,055,707
  Selling, general and
   administrative
   expenses                  128,853      124,053      253,927      242,343
  Depreciation                32,031       33,496       64,116       66,728
                          -----------  -----------  -----------  -----------
                           1,368,334    1,199,585    2,663,997    2,364,778
                          -----------  -----------  -----------  -----------

OPERATING INCOME              73,392       37,320      126,134       78,368[b]

Other expense, net           (11,908)      (7,207)     (21,324)     (18,820)
                          -----------  -----------  -----------  -----------

Income before Taxes           61,484       30,113      104,810       59,548
Income Tax Provision          23,979       11,744       40,876       23,224
                          -----------  -----------  -----------  -----------

Net Income                    37,505       18,369       63,934       36,324

  Preferred Stock
   Dividends                   2,022        2,069        4,044        4,095
                          -----------  -----------  -----------  -----------

NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS        $35,483      $16,300      $59,890      $32,229
                          ===========  ===========  ===========  ===========


Weighted-Average Common
  Shares Outstanding
    Basic                 50,319,659   49,494,145   50,075,246   49,445,348
    Diluted [a]           56,883,738   57,127,187   56,981,429   54,004,772

Earnings Per Common Share
    Basic                      $0.71        $0.33        $1.20        $0.65
                          ===========  ===========  ===========  ===========
    Diluted [a]                $0.64        $0.31        $1.09        $0.61
                          ===========  ===========  ===========  ===========




                               OPERATING SEGMENTS


REVENUES
  Con-Way Transportation
    Services                $657,541     $541,446   $1,251,385   $1,060,554
  Menlo Worldwide
    Forwarding               517,376      442,421    1,018,893      888,043
    Logistics                265,857      253,012      518,647      494,514
                          -----------  -----------  -----------  -----------
                             783,233      695,433    1,537,540    1,382,557
  CNF Other                      952          26         1,206           35
                          -----------  -----------  -----------  -----------
                          $1,441,726   $1,236,905   $2,790,131    2,443,146
                          ===========  ===========  ===========  ===========

OPERATING INCOME (LOSS)
  Con-Way Transportation
    Services                 $67,136      $43,575     $118,241      $80,767
  Menlo Worldwide
    Forwarding                (2,355)     (13,818)      (8,764)     (19,249)[b]
    Logistics                  6,549        6,303       13,055       12,339
    Other                      2,988        3,572        5,380        6,548
                          -----------  -----------  -----------  -----------
                               7,182       (3,943)       9,671         (362)
  CNF Other                     (926)      (2,312)      (1,778)      (2,037)
                          -----------  -----------  -----------  -----------
                             $73,392      $37,320     $126,134      $78,368
                          ===========  ===========  ===========  ===========

[a] The six months ended June 30, 2003 include the dilutive effect of stock options and Series B preferred stock. All other periods presented include the dilutive effect of stock options, Series B preferred stock,and convertible subordinated debentures, which were redeemed on June 1, 2004.

[b] Includes a $7.2 million net gain ($0.08 per diluted share) from a payment under the Air Transportation Safety and System Stabilization Act.



                                  CNF INC.
                          CONDENSED BALANCE SHEETS
                           (Dollars in thousands)


                                              June 30,       December 31,
                                               2004             2003
                                            -----------      -----------
ASSETS
  Current assets                            $1,683,659       $1,316,695
  Property, plant and equipment, net           981,828          997,455
  Other assets                                 375,456          439,584
                                            -----------      -----------
    Total Assets                            $3,040,943       $2,753,734
                                            ===========      ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                         $875,446         $809,611
  Long-term debt, guarantees
    and capital leases                         813,793          665,180
  Other long-term liabilities
    and deferred credits                       453,312          460,135
  Shareholders' equity                         898,392          818,808
                                            -----------      -----------
    Total Liabilities and
      Shareholders' Equity                  $3,040,943       $2,753,734
                                            ===========      ===========